Exhibit 23.4
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
As independent petroleum engineers, we hereby consent to the incorporation by reference in its Registration Statements on Form S-8 (Registration Numbers 333-87069-99, 333-11313-99, 333-121908, 333-155291 and 333-166598) and on Form S-3 (Registration Number 333-159601) of Nabors Industries Ltd. and on Form S-3 (Registration Number 333-136797-01 and 333-169013-01) of Nabors Industries Ltd. and Nabors Industries, Inc. relating to the use and inclusion of our letter report dated January 14, 2011, with respect to the proved oil, gas, condensate and natural gas liquids reserves and projected future net revenues associated with these reserves as of December 31, 2010, attributable to the Ramshorn Investments, Inc. net interests in properties specified by Ramshorn Investments, Inc. and to all references to our firm which are to be included in Form 10-K for the year ended December 31, 2010, to be filed by Nabors Industries Ltd. with the Securities and Exchange Commission.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ Danny D. Simmons
Danny D. Simmons
President and Chief Operating Officer

Houston, Texas
February 28, 2011